VOXX International Corporation Reports Fiscal 2014 First Quarter Results

HAUPPAUGE, N.Y., July 10, 2013 /PRNewswire/ --

1Q14 Highlights:

•	Operating income up for the comparable periods, driven by 220 basis point improvement in gross margins.

•	Net income of $2.1 million or $0.09 per diluted share vs. net loss of $(4.7) million and a net loss per diluted share of $(0.20).

•	EBITDA of $9.2 million and Adjusted EBITDA of $9.5 million vs. EBITDA loss of $(2.5) million and Adjusted EBITDA of $10.0 million.

•	Company reiterates top- and bottom-line guidance.

VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2014 first quarter ended May 31, 2013.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "Our first quarter results were mostly as expected with sales coming in slightly ahead of projections, despite the small year-over-year decline. We saw a nice uptick in our gross margins which, as expected, helped offset some of the expense increases we had previously projected, and most telling, we improved our bottom-line performance. Despite the volatile global markets, we're executing our plan, driving technology, expanding distribution and forming meaningful long-term partnerships with our customers. I feel confident in our ability to meet the guidance we provided on our fiscal year-end call."

Fiscal First Quarter Comparisons
Net sales for the fiscal 2014 first quarter ended May 31, 2013 were $193.0 million, a decrease of $1.0 million or 0.5% compared to net sales of $194.0 million reported in the comparable year-ago period.

Automotive sales for the quarter ended May 31, 2013 were $104.9 million, an increase of 4.5% over $100.4 million reported in the comparable period last year. Automotive sales were positively impacted by the addition of new OEM programs with Ford, Nissan, Bentley, Hyundai and Kia, among others. These gains helped offset the projected decline in aftermarket sales, particularly in satellite radio fulfillment sales, as well as slower sales in Venezuela as a result of current economic and political conditions.

Premium Audio sales for the fiscal 2014 first quarter were $40.2 million, an increase of approximately 1.7% as compared to $39.5 million reported in the comparable period last year. The Company experienced growth in its domestic operations, primarily driven by higher sales of new soundbar products and premium wireless speakers. This growth was partially offset by lower international sales, primarily in Europe.

Consumer Accessories sales were $47.6 million for the quarter ended May 31, 2013, a decrease of approximately 11.8% as compared to $54.0 million reported in the comparable period last year. This decline was primarily related to lower international sales, primarily in Europe, and due to the transition from analog to digital broadcasting in Germany which positively impacted last fiscal year's results. Additionally, sales were negatively impacted by the Company's stated decision to exit certain lower margin product categories. These declines were partially offset by increased sales in the Company's domestic operations, driven primarily by higher sales of wireless speakers and personal sound amplifier ("PSA") products.

As a percentage of sales for the fiscal 2014 first quarter ended May 31, 2013, Automotive represented 54.3%, Premium Audio represented 20.8% and Consumer Accessories represented 24.7%. As a percentage of net sales for the fiscal 2013 first quarter ended May 31, 2012, Automotive represented 51.7%, Premium Audio represented 20.3% and Consumer Accessories represented 27.8%.

The gross margin for the quarter ended May 31, 2013 was 28.2%, an increase of 220 basis points as compared to 26.0% for the same period last year. This increase in gross margin was due primarily to product mix, as Automotive and Premium Audio represented a higher percentage of net sales in the fiscal 2014 first quarter. Additionally, gross margins were favorably impacted by a 470 basis point improvement in the Automotive segment, driven by new OEM programs and increased margins on certain product lines. Gross margins were down in the Premium Audio and Consumer Accessories, by 130 and 20 basis points respectively, with the declines related primarily to the international environment.

Operating expenses for the period ended May 31, 2013 were $51.0 million, an increase of $3.6 million over $47.4 million reported in the comparable fiscal 2013 period. This increase was due primarily to our acquisition of Hirschmann, which accounted for 2 ½ months of results in the fiscal 2013 first quarter, as well as higher salary costs, increased stock option activity and higher marketing expenses to support new programs. The increase in operating expenses was projected and was partially offset by lower professional and legal fees and lower occupancy costs for the comparable periods.

The Company reported operating income of $3.4 million for the period ended May 31, 2013 as compared to operating income of $3.1 million in the comparable year ago period, an increase of approximately 11.6%. Net income for the fiscal 2014 first quarter was $2.1 million or net income per diluted share of $0.09 as compared to a net loss of $(4.7) million and a net loss per diluted share of $(0.20) for the comparable period last year. Net income for the three months ended May 31, 2013 was favorably impacted by improved gross margins, better performance of the Company's equity investment, lower acquisition and other professional fees, as well as a decline in interest and bank charges related to lower debt balances. Net income for the comparable period ended May 31, 2012 was unfavorably impacted by expenses associated with the patent lawsuit and losses on forward exchange contracts, offset by income related to favorable legal settlements received in the Premium Audio segment.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the period ended May 31, 2013, was $9.2 million as compared to an EBITDA loss of $(2.5) million for the comparable period in fiscal 2013, an increase of $11.7 million. There were approximately $0.3 million in adjustments related to stock-based compensation in the fiscal 2014 first quarter, resulting in Adjusted EBITDA of $9.5 million. For the comparable period ended May 31, 2012, taking into account stock-based compensation, net settlement charges related to the patent infringement suit, Klipsch settlement recovery, Asia restructuring charges, acquisitions related costs and losses on foreign exchange related to the Hirschmann acquisition, Adjusted EBITDA was $10.0 million. Diluted Adjusted EBITDA per common share for the period ended May 31, 2013 was $0.40 as compared to $0.43 for the same period in fiscal 2013.

Mr. Lavelle continued, "While we're projecting modest sales increases this year, we believe we will be in a better position to grow organically over the coming years, supported by acquisition and with a better margin structure. Our strategy remains to pay down our debt and aggressively manage our costs, while remaining opportunistic. And this team remains focused on improving cash flow, profitability and shareholder value."

Non-GAAP Measures
EBITDA, Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA, as calculated, and further adds/deducts stock-based compensation expense, litigation settlements, restructuring charges and costs and foreign exchange gains or losses relating to our acquisitions. Depreciation, amortization, and stock-based compensation expense are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.

We present EBITDA, adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs and foreign exchange gains or losses relating to our acquisitions, litigation settlements and restructuring charges allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Conference Call Information
The Company will be hosting its conference call on Thursday, July 11, 2013 at 10:00 a.m. EDT. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-510-0712; international: 617-597-5380; pass code: 64014516). For those who will be unable to participate, a replay will be available approximately four hours after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 99745169).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly-owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2013.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	May 31, 2013	February 28, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$16,255	$19,777
Accounts receivable, net	132,085	152,596
Inventory, net	152,309	159,099
Receivables from vendors	6,977	9,943
Prepaid expenses and other current assets	9,484	12,017
Income tax receivable	732	448
Deferred income taxes	3,259	3,362
Total current assets	321,101	357,242
Investment securities	13,619	13,570
Equity investments	18,700	17,518
Property, plant and equipment, net	76,657	76,208
Goodwill	146,333	146,680
Intangible assets, net	202,400	205,398
Deferred income taxes	921	924
Other assets	13,979	11,732
Total assets	$793,710	$829,272
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$59,837	$56,894
Accrued expenses and other current liabilities	47,211	51,523
Income taxes payable	3,624	5,103
Accrued sales incentives	17,952	16,821
Deferred income taxes	177	178
Current portion of long-term debt	18,413	26,020
Total current liabilities	147,214	156,539
Long-term debt	121,755	148,996
Capital lease obligation	5,668	5,764
Deferred compensation	5,189	4,914
Other tax liabilities	9,437	9,631
Deferred tax liabilities	43,378	43,944
Other long-term liabilities	14,475	14,948
Total liabilities	347,116	384,736
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—
Common stock	271	254
Paid-in capital	285,873	283,971
Retained earnings	187,310	185,168
Accumulated other comprehensive loss	(8,500)	(6,497)
Treasury stock	(18,360)	(18,360)
Total stockholders' equity	446,594	444,536
Total liabilities and stockholders' equity	$793,710	$829,272
See accompanying notes to consolidated financial statements.

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2013	2012
Net sales	$192,972	$194,036
Cost of sales	138,520	143,540
Gross profit	54,452	50,496
Operating expenses:
Selling	13,123	13,205
General and administrative	29,180	25,225
Engineering and technical support	8,735	7,411
Acquisition-related costs	—	1,596
Total operating expenses	51,038	47,437
Operating income	3,414	3,059
Other (expense) income:
Interest and bank charges	(1,980)	(2,244)
Equity in income of equity investees	1,756	1,357
Other, net	16	(9,656)
Total other (expense) income, net	(208)	(10,543)
Income (loss) before income taxes	3,206	(7,484)
Income tax expense (benefit)	1,064	(2,784)
Net income (loss)	$2,142	$(4,700)
Other comprehensive income (loss):
Foreign currency translation adjustments	(2,320)	(4,622)
Derivatives designated for hedging	311	296
Pension plan adjustments	6	—
Other comprehensive loss, net of tax	(2,003)	(4,326)
Comprehensive income (loss)	$139	$(9,026)

Net income per common share (basic)	$0.09	$(0.20)
Net income per common share (diluted)	$0.09	$(0.20)
Weighted-average common shares outstanding (basic)	23,720,275	23,301,464
Weighted-average common shares outstanding (diluted)	23,946,638	23,301,464

See accompanying notes to consolidated financial statements.

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended May 31,
	2013	2012
Net income	$2,142	$(4,700)
Adjustments:
Interest expense and bank charges	1,980	2,244
Depreciation and amortization	4,005	2,784
Income tax expense (benefit)	1,064	(2,784)
EBITDA	9,191	(2,456)
Stock-based compensation	335	63
Net settlement charges related to MPEG suit	—	8,365
Klipsch settlement recovery	—	(800)
Asia restructuring charges	—	521
Acquisition related costs	—	1,596
Loss on foreign exchange as a result of Hirschmann acquisition	—	2,670
Adjusted EBITDA	$9,526	$9,959
Diluted earnings (loss) per common share	$0.09	$(0.20)
Diluted adjusted EBITDA per common share	$0.40	$0.43